UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 15, 2018

AG&E HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Illinois	1-8250	36-1944630
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

223 Pratt Street, Hammonton, New Jersey 08037
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (609) 704-3000

____________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

On October 18, 2018, American Gaming & Electronics, Inc. (“AG&E”), as borrower, and AG&E Holdings, Inc. (the “Company”), as guarantor, and each as a debtor and debtor in possession in the Chapter 11 Cases described in Item 1.03 below, entered into a Debtor In Possession Financing Agreement with North Mill Capital, LLC (“North Mill”) and Anthony R. Tomasello, as junior participant, pursuant to which North Mill agreed to provide a secured debtor-in-possession credit facility to AG&E in a maximum principal amount of $1,500,000 (the “DIP Facility”). Mr. Tomasello agreed to participate in the DIP Facility by financing up to $300,000 of North Mill’s loans thereunder, contingent upon the Company approving a bankruptcy restructuring plan which would provide Mr. Tomasello with the opportunity, subject to approval of the bankruptcy court and receipt of the requisite affirmative vote of creditors, to contribute up to $265,000 of additional cash to the Company as “new value” and thereby obtain sole ownership of the Company upon consummation of the plan of restructuring.  The additional cash provided by Mr. Tomasello would (i) supplement available cash of the Company to create a fund of $200,000 to pay administrative claims of professionals incurred in the bankruptcy proceedings and (ii) create a fund of $100,000 to partially pay unsecured creditors in accordance with the plan of reorganization approved by the bankruptcy court.

The DIP Facility will bear interest at 2.75% above prime rate, but not less than 8%, and will terminate on the earliest to occur of (i) and event of default thereunder, (ii) the date that the Chapter 11 Cases are confirmed, converted or dismissed, or (iii) January 31, 2019.

Item 1.03     Bankruptcy or Receivership.

On October 15, 2018, AG&E Holdings, Inc. (the “Company”), together with its wholly-owned subsidiary American Gaming & Electronics, Inc. (collectively, the “Debtors”) filed voluntary petitions (the “Bankruptcy Petitions”) for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”).  The Debtors’ chapter 11 cases (the “Chapter 11 Cases”) are being jointly administered by the Bankruptcy Court under the caption In re American Gaming & Electronics, Inc., et al. Case No. 18-30507.  The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

On October 17, 2018, the Bankruptcy Court entered an order in the Chapter 11 Cases that requires any person who currently or in the future beneficially holds 4.5% or more (currently approximately 762,885 shares) of the Company’s common stock (a “Substantial Shareholder”) to provide (i) notice to the Bankruptcy Court and the Company of such status within 20 calendar days’ of the order or 10 calendar days after such person or entity becomes a Substantial Shareholder, (ii) 30 days’ prior notice to the Bankruptcy Court and the Company of any proposed transfer of the common stock that would result in any person or entity becoming a Substantial Shareholder, and (iii) 30 days’ prior notice to the Bankruptcy Court and the Company of any proposed transfer of the common stock that would decrease the shareholdings of any Substantial Shareholder.

Cautionary Note Regarding the Chapter 11 Cases

Management believes that the Company’s stockholders will not receive any payment or other recovery in exchange for their common stock in the Chapter 11 Cases, and that the Company’s outstanding securities will be cancelled and extinguished upon confirmation of a restructuring plan by the Bankruptcy Court. Trading prices for the Company’s common stock may bear little or no relation to its value. Accordingly, the Company urges extreme caution with respect to existing and future investments in its securities.

Item 2.03 Creation of a Direct Financial Obligation or Obligation under an Off -Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above of this Current Report with respect to the DIP Facility is incorporated herein by reference.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Bankruptcy Petitions constituted an Event of Default under the Loan and Security Agreement, dated as of November 22, 2017, between AG&E and North Mill (as amended from time to time). As a result, all unpaid principal and interest outstanding thereunder, in the amount of approximately $507,658 at the time of the filing of the Bankruptcy Petitions, became immediately due and payable. Efforts to enforce such obligations are automatically stayed as a result of the Bankruptcy Petitions, and North Mill’s rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AG&E HOLDINGS INC.

By:	/s/ Francis X. McCarthy
Name:	Francis X. McCarthy
Title:	Chief Financial Officer, Treasurer and Secretary

Date:     October 18, 2018